PROSPECTUS SUPPLEMENT NO. 36, DATED NOVEMBER 8, 1995               PURSUANT TO
----------------------------------------------------            RULE 424(B)(3)
(TO PROSPECTUS DATED OCTOBER 3, 1994)                      REG. NO. 33-54561

                              800,000 DEPOSITARY SHARES,
             4,000 SHARES OF $450 CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                        AND
                          17,777,777 SHARES OF COMMON STOCK

                             AMERICAN EXPLORATION COMPANY

   The following beneficial owner of Depositary Shares has requested the Company to file a Prospectus Supplement identifying it as a Selling Securityholder. The information concerning such Selling Securityholder has been provided by such Selling Securityholder.

                                    NO. OF      NO. OF DEPOSITARY     % OF OUTSTANDING      % OF OUTSTANDING
   SELLING                        DEPOSITARY          SHARES          DEPOSITARY SHARES     DEPOSITARY SHARES
SECURITYHOLDER                   SHARES OWNED    THAT MAY BE SOLD         BEFORE SALE           AFTER SALE
--------------                   ------------    ----------------     -----------------     -----------------
Nap & Co.
Chris Young
Mercantile-Safe Deposit
& Trust Co.
2 Hopkins Plaza - 4th Floor
Baltimore, MD 21201                 11,800           2,900                  1.48%                 1.11%
                                    ------           -----                  -----                 ----

   Total                            11,800           2,900                  1.48%                 1.11%
                                    ======           =====                  =====                 ====

   Additional Selling Securityholders or other information concerning the Selling Securityholder listed above may be set forth in subsequent Prospectus Supplements from time to time. As a result of such additional Prospectus Supplements, the total amount of Depositary Shares offered for the account of Selling Securityholders may increase further, up to a maximum of 800,000 Depositary Shares.